                                                                    Exhibit 11
                                                                    Page 1

                       ESTERLINE TECHNOLOGIES CORPORATION
               Computation of Primary Earnings Per Common Share
                   (in thousands, except per share amounts)

                                       1997       1996     1995       1994     1993
                                     -------    -------   -------    ------  --------
Net Earnings (Loss)                  $25,321    $21,354   $17,381    $7,563  $(25,635)
                                     =======    =======   =======    ======  ========

Weighted-Average Number of
   Common Shares Outstanding           8,562      7,921     6,568     6,513     6,512

Net Shares Assumed to be
   Issued for Stock Options              242        246       302        58        67
                                     -------    -------   -------    ------  --------

   Total                               8,804      8,167     6,870     6,571     6,579
                                     =======    =======   =======    ======  ========
Earnings (Loss) Per Common
   Share - Primary Basis             $  2.88    $  2.61   $  2.53    $ 1.15  $  (3.90)
                                     =======    =======   =======    ======  ========

                                                                      Exhibit 11
                                                                      Page 2



                         ESTERLINE TECHNOLOGIES CORPORATION
               Computation of Fully Diluted Earnings Per Common Share
                      (in thousands, except per share amounts)

                                       1997       1996     1995       1994     1993
                                     -------    -------   -------    ------  --------
Net Earnings (Loss)                  $25,321    $21,354   $17,381    $7,563  $(25,635)
                                     =======    =======   =======    ======  ========
Weighted-Average Number of
   Common Shares Outstanding           8,562      7,921     6,568     6,513     6,512

Net Shares Assumed to
   be Issued for Stock Options           276        253       362       269        67
                                     -------    -------   -------    ------  --------

Total Common Shares on a
   Fully Diluted Basis                 8,838      8,174     6,930     6,782     6,579
                                     =======    =======   =======    ======  ========
Earnings (Loss) Per Common
   Share - Fully Diluted Basis       $  2.87    $  2.61   $  2.51    $ 1.12  $  (3.90)
                                     =======    =======   =======    ======  ========
Earnings (Loss) Per Common
   Share - Primary Basis             $  2.88    $  2.61   $  2.53    $ 1.15  $  (3.90)
                                     =======    =======   =======    ======  ========
Dilutive Effect Per Common Share     $   .01    $  None   $   .02    $  .03  $   None
                                     =======    =======   =======    ======  ========